Exhibit 99.1

TOPGOLF CALLAWAY BRANDS CORP. ANNOUNCES
RECORD THIRD QUARTER 2022 RESULTS AND RAISES FULL YEAR GUIDANCE

Third Quarter Revenue Increase Driven by Strength Across All Segments
Introduces Full Year 2023 Revenue and Adjusted EBITDA Outlook

•Q3 2022 consolidated net revenues of $988.5 million, an increase of 15.4%, or 21.3% on a constant currency basis, compared to Q3 2021
•Q3 2022 GAAP income from operations of $68.2 million, a decrease of 10.3%, compared to Q3 2021, and non-GAAP income from operations of $81.1 million, a decrease of 4.1%, or an increase of 26.6% on a constant currency basis, compared to Q3 2021
•Q3 2022 GAAP net income of $38.5 million, an increase of 340.6% compared to Q3 2021, and non-GAAP net income of $44.6 million, an increase of 69.6%, or 152.9% on a constant currency basis, compared to Q3 2021
•Q3 2022 Adjusted EBITDA of $144.4 million, an increase of 4.0%, or 22.7% on a constant currency basis, compared to Q3 2021
•Increased full year 2022 revenue outlook to $3,965 million - $3,985 million and Adjusted EBITDA outlook to $560 million - $570 million

CARLSBAD, CA /November 3, 2022/ Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands”) (NYSE: MODG) announced record financial results for the third quarter and nine months ended September 30, 2022.

“Our record third quarter results underscore the strength of our business and competitive positioning across all segments,” commented Chip Brewer, President and Chief Executive Officer of Topgolf Callaway Brands. “The long-term trends driving consumer interest and engagement in the Modern Golf ecosystem continued, highlighted by increased traffic at our Topgolf venues and strong sales in our golf equipment and active lifestyle businesses, including continued brand momentum for both TravisMathew and Jack Wolfskin. As our recent rebrand suggests, for the quarter, Topgolf continued to be a significant contributor to both revenue and Adjusted EBITDA, delivering 24% revenue growth year-over-year and generating $64 million in Adjusted EBITDA. For full year 2023, despite our current forecast for a challenging macro-economic climate, we expect our business to continue to grow. Including foreign exchange headwinds of approximately $110 million in revenue and $65 million in Adjusted EBITDA based on current rates, we believe our business will generate approximately $600 million in Adjusted EBITDA, with just over half coming from Topgolf.”

GAAP, NON-GAAP AND PRO FORMA RESULTS
In addition to the Company’s results prepared in accordance with GAAP, the Company has provided information on a non-GAAP and pro forma basis. The manner in which the non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information. The 2021 results presented on a pro forma basis include Topgolf International, Inc. ("Topgolf") results for January and February prior to the closing of the merger on March 8, 2021.

SUMMARY OF FINANCIAL RESULTS

The Company announced the following GAAP and non-GAAP financial results for the three and nine months ended September 30, 2022 and 2021 (in millions, except earnings per share).

GAAP RESULTS
	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021(1)	Change
Net revenues	$988.5	$856.5	$132.0	$3,144.4	$2,421.7	$722.7
Income from operations	68.2	76.0	(7.8)	291.5	259.4	32.1
Other (expense) income, net	(29.4)	(25.8)	(3.6)	(73.4)	186.9	(260.3)
Income before income taxes	38.8	50.2	(11.4)	218.1	446.3	(228.2)
Income tax provision (benefit)	0.3	66.2	(65.9)	(12.5)	98.1	(110.6)
Net income (loss)	$38.5	$(16.0)	$54.5	$230.6	$348.2	$(117.6)
Earnings (loss) per share - diluted(2)	$0.20	$(0.09)	$0.29	$1.17	$2.03	$(0.86)

(1) Due to the timing of the merger with Topgolf on March 8, 2021, the Company’s results of operations in the first nine months of 2021 do not include Topgolf’s results for January and February, which in the aggregate totaled $142.9 million in net revenues and a loss before income taxes of $27.8 million.

(2) For the purpose of calculating diluted EPS and in connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $1.6 million and $4.8 million of after-tax interest expense related to its convertible notes from its calculation of net income, for the three and nine months ended September 30, 2022, respectively.

NON-GAAP RESULTS

Non-GAAP results exclude certain non-recurring and non-cash adjustments as defined in the Additional Information and Disclosures section of this document.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021(1)	Change
Net revenues	$988.5	$856.5	$132.0	$3,144.4	$2,421.7	$722.7
Income from operations	81.1	84.6	(3.5)	322.2	299.1	23.1
Other expense, net	(28.1)	(21.9)	(6.2)	(69.7)	(54.4)	(15.3)
Income before income taxes	53.0	62.7	(9.7)	252.5	244.7	7.8
Income tax provision	8.4	36.4	(28.0)	43.5	71.3	(27.8)
Net income	$44.6	$26.3	$18.3	$209.0	$173.4	$35.6
Earnings per share - diluted(2)	$0.23	$0.14	$0.09	$1.06	$1.01	$0.05
Adjusted EBITDA	$144.4	$138.8	$5.6	$521.5	$431.1	$90.4

(1) Due to the timing of the merger with Topgolf on March 8, 2021, the Company’s results of operations in the first nine months of 2021 do not include Topgolf’s results for January and February, which in the aggregate totaled $142.9 million in net revenues and $2.3 million in Adjusted EBITDA.

(2) For the purpose of calculating diluted EPS and in connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $1.6 million and $4.8 million of after-tax interest expense related to its convertible notes from its calculation of net income, for the three and nine months ended September 30, 2022, respectively.

Third Quarter 2022 Financial Highlights
(All comparisons to prior periods are calculated on a year-over-year basis.)

•Net revenues increased $132.0 million (or 15.4%, 21.3% constant currency), driven by an $80.0 million (or 24.0%, 24.8% constant currency) increase in the Topgolf segment, a $7.1 million (or 2.5%, 9.3% constant currency) increase in the Golf Equipment segment and a $44.9 million (or 19.3%, 31.2% constant currency) increase in the Active Lifestyle segment. Changes in foreign currency exchange rates had a $50.4 million negative impact on net revenues for the quarter ended September 30, 2022.
•GAAP income from operations decreased $7.8 million (or 10.3%) and non-GAAP income from operations decreased $3.5 million (or 4.1%), due to the negative foreign currency exchange impact. On a constant currency basis, non-GAAP income from operations increased 26.6% and operating income as a percent of sales improved 40 basis points compared to Q3 2021.

•GAAP other expense increased $3.6 million (or 14.0%) and non-GAAP other expense increased $6.2 million (or 28.3%). The increase was due to a $7.7 million increase in interest expense related to the financing of the six additional venues that were opened since September 30, 2021, as well as higher interest rates on variable rate debt. The increased interest expense was partially offset by incremental hedge gains, which were $6.8 million for the three months ended September 30, 2022, and $25.4 million for nine months ended September 30, 2022.
•GAAP net income increased $54.5 million (or 340.6%) quarter-over-quarter, due to continued strong performance of the operating segments and a change in the tax valuation allowance, partially offset by negative foreign currency impacts. On a non-GAAP basis, which excludes the change in the valuation allowance, amongst other items, non-GAAP net income for the quarter increased $18.3 million (or 69.6%, 152.9% constant currency).

•GAAP earnings per diluted common share was $0.20 for the quarter ended September 30, 2022, compared to $(0.09) loss per diluted common share for the same period in 2021. Non-GAAP earnings per diluted common share was $0.23 for the quarter ended September 30, 2022, compared to $0.14 per diluted common share for the same period in 2021. Weighted average diluted shares totaled 201.8 million shares for the quarter ended September 30, 2022, compared to 186.0 million shares for the same period in 2021, an increase of 15.8 million shares. The increased share count is primarily related to a change in accounting guidance, which took effect on January 1, 2022, and requires the Company to assume the full conversion of 14.7 million shares related to its convertible notes in its weighted average diluted share calculation.

•Adjusted EBITDA for the quarter increased $5.6 million, (or 4.0%, 22.7% constant currency) to $144.4 million, which consisted of a $5.0 million increase from Topgolf and a $0.6 million increase from the non-Topgolf business, which includes continued investment in the corporate functions.

SEGMENT RESULTS

In evaluating the Company’s operating segment performance, readers should understand that the Company’s 2022 operating results were significantly impacted by changes in foreign currency rates as compared to the same periods in 2021. The offsetting benefits from the Company’s hedging program, however, are recorded in Other Income (see above in the Third Quarter 2022 Financial Highlights section) and are therefore not reflected in the segment operating results.

The table below provides net revenues by segment for the three and nine months ended September 30, 2022 and 2021 (in millions):

SEGMENT NET REVENUES

	Reported Results for the			Reported Results for the
	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021(2)	Change
Topgolf	$413.8	$333.8	24.0%	$1,139.5	$751.8	51.6%
Golf Equipment	296.7	289.6	2.5%	1,216.6	1,067.8	13.9%
Active Lifestyle(1)	278.0	233.1	19.3%	788.3	602.1	30.9%
Total Segment Net Revenues	$988.5	$856.5	15.4%	$3,144.4	$2,421.7	29.8%
Constant Currency Total Segment Net Revenues			21.3%			34.4%

(1) During the second quarter of 2022, the Company changed the name of its "Apparel, Gear, and Other" operating segment to "Active Lifestyle." The segment name change had no impact on the composition of the Company's segments or on previously reported financial position, results of operations, cash flow or segment operating results.

(2) Due to the timing of the merger with Topgolf on March 8, 2021, the Company’s results of operations for the first nine months of 2021 do not include Topgolf’s revenues for January and February, which included $142.9 million in net revenues.

The table below provides the breakout of segment operating income for the three and nine months ended September 30, 2022 and 2021 (in millions):

SEGMENT OPERATING INCOME

	Reported Results for the				Reported Results for the
	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021(1)	Change
Topgolf	$23.6	$23.9	(1.3)%		$74.3	$52.1	42.6%
% of segment revenue	5.7%	7.2%	(146)	bps	6.5%	6.9%	(41)	bps
Golf Equipment	49.6	45.8	8.3%		250.7	228.8	9.6%
% of segment revenue	16.7%	15.8%	90	bps	20.6%	21.4%	(82)	bps
Active Lifestyle	28.1	34.6	(18.8)%		77.3	70.8	9.2%
% of segment revenue	10.1%	14.8%	(474)	bps	9.8%	11.8%	(195)	bps
Total Segment Operating Income	$101.3	$104.3	(2.9)%		$402.3	$351.7	14.4%
% of segment revenue	10.2%	12.2%	(193)	bps	12.8%	14.5%	(173)	bps
Constant Currency Total Segment Operating Income			21.8%				31.1%

(1) Due to the timing of the merger with Topgolf on March 8, 2021, the Company’s results of operations for the first nine months of 2021 do not include Topgolf’s results for January and February, which included $142.9 million in net revenues and a segment operating loss of $18.1 million.

Third Quarter 2022 Segment Highlights
(All comparisons to prior periods are calculated on a year-over-year basis)

•Topgolf
•Segment revenue increased $80.0 million (or 24.0%, 24.8% constant currency) year-over-year and same venue sales grew approximately 11% in the third quarter of 2022 compared to the third quarter of 2019, reflecting accelerating traffic at the venues, as well as price increases.
•Segment operating income decreased $0.3 million to $23.6 million in the third quarter of 2022 due to planned increases in pre-opening costs, marketing spend and labor.
•Opened two new owned and operated Topgolf venues in Knoxville, Tennessee and Renton, Washington, and one international franchise venue in Bangkok, Thailand during the third quarter of 2022.
•Golf Equipment
•Segment revenue increased $7.1 million (or 2.5%, 9.3% constant currency), year-over-year, reflecting continued high demand for golf clubs and golf balls, which helped overcome an approximate $20.0 million negative impact due to new product launch timing versus 2021. The golf ball business was the primary driver, with sales up 24.9% (30.2% constant currency) in the quarter.
•The Golf Equipment segment operating income increased $3.8 million (or 8.3%), primarily due to strong sales, which were partially offset by foreign currency impacts, increased freight expense and other inflationary pressures which the Company was able to generally offset through price increases, sales volume and efficiencies.
•On a constant currency basis, the Golf Equipment segment results would have been meaningfully higher.
•Active Lifestyle
•Segment revenue increased $44.9 million (or 19.3%, 31.2% constant currency), year-over-year, primarily driven by a 20.8% increase in apparel sales (33.0% constant currency) and a 16.5% (28.0% constant currency) increase in gear, accessories and other sales.
•Operating income for the Active Lifestyle segment decreased $6.5 million (or 18.8%), year-over-year to $28.1 million in the third quarter of 2022, primarily due to foreign currency impacts as pricing continues to offset increased freight expense and other inflationary pressures.
•On a constant currency basis, the Active Lifestyle segment operating income would have increased during third quarter 2022.

The following is a reconciliation of income before income taxes to total segment operating income for the three and nine months ended September 30, 2022 and 2021 (in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021(1)	Change
Total segment operating income:	$101.3	$104.3	$(3.0)	$402.3	$351.7	$50.6
Corporate costs and expenses(2)	(33.1)	(28.3)	(4.8)	(110.8)	(92.3)	(18.5)
Income from operations	68.2	76.0	(7.8)	291.5	259.4	32.1
Gain on Topgolf investment	—	—	—	—	252.5	(252.5)
Interest expense	(36.4)	(28.7)	(7.7)	(100.3)	(75.1)	(25.2)
Other income	7.0	2.9	4.1	26.9	9.5	17.4
Income before income taxes	$38.8	$50.2	$(11.4)	$218.1	$446.3	$(228.2)

(1) Due to the timing of the merger with Topgolf on March 8, 2021, the Company’s results of operations in the first nine months of 2021 do not include Topgolf’s results for January and February, which in the aggregate totaled a segment operating loss of $18.1 million and a $27.8 million loss before income taxes.

(2) Includes corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release.

2022 BUSINESS OUTLOOK
The 2022 projections set forth below are based on the Company’s best estimates at this time. They include the estimated impact of certain factors, including (1) ongoing impact of COVID-19, (2) foreign currency rates, and (3) freight costs and other inflationary pressures.

FULL YEAR 2022 OUTLOOK
(in millions)	2022 Current Estimate	2022 Previous Estimate	2021 Reported Results(1)	2021 Pro Forma Results(1)
Net revenues	$3,965 - $3,985	$3,945 - $3,970	$3,133	$3,276
Adjusted EBITDA	$560 - $570	$555 - $565	$445	$448

(1) Due to the timing of the Topgolf merger on March 8, 2021, Topgolf Callaway Brands' reported full year financial results for 2021 only include approximately ten months of Topgolf results and therefore do not include January and February results, which were in the aggregate $142.9 million in revenue and $2.3 million in Adjusted EBITDA and are included in the pro forma results above.

Net Revenues: The Company currently estimates that its full year 2022 net revenues will be within the range of $3,965 million to $3,985 million, including approximately $150 million of negative foreign currency impact based on recent rates, which is $21 million higher than previous guidance. The full year 2022 net revenues estimate assumes Topgolf segment revenue of approximately $1.56 billion, consistent with previous guidance. It also assumes Golf Equipment segment revenue growth of 12% or more and Active Lifestyle segment revenue reaching approximately $1 billion, both consistent with previous guidance. On a consolidated basis, 2022 full year net revenues is estimated to increase over 20% (26% constant currency) compared to 2021 pro forma net revenues, which includes 12 months of Topgolf results.
Adjusted EBITDA: The Company is increasing its full year 2022 Adjusted EBITDA guidance to $560 million to $570 million, an increase of $5 million versus previous guidance. At a high level, the Golf Equipment business is covering incremental foreign exchange risk and Topgolf venue profitability is delivering a $5 million increase compared to previous guidance. The full year 2022 Adjusted EBITDA guidance estimate for the Topgolf segment is now $240 million to $250 million.

2023 BUSINESS OUTLOOK
For full year 2023, the Company expects net revenues to grow approximately 10% year-over-year (13% constant currency), which would include approximately $110 million of negative foreign currency translation impacts based on foreign exchange rates as of late October 2022. The Company also expects to deliver approximately $600 million in Adjusted EBITDA, which includes a $65 million translation impact based on foreign currency exchange rates as of late October 2022.

ADDITIONAL INFORMATION AND DISCLOSURES
Conference Call and Webcast
The Company will be holding a conference call at 2:00 p.m. Pacific time today, November 3, 2022, to discuss the Company’s financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at https://www.topgolfcallawaybrands.com/news-and-events/presentations. A replay of the conference call will be available approximately two hours after the call ends. The replay may be accessed through the Investor Relations section of the Company’s website at https://www.topgolfcallawaybrands.com.
Non-GAAP Information
The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:
Constant Currency Basis. The Company provided certain information regarding the Company’s financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.
Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization and depreciation of acquired intangible assets and purchase accounting adjustments. Non-recurring items including legal costs and credit agency fees related to a postponed debt refinancing, IT integration and implementation costs associated with new ERP systems stemming from acquisitions and non-cash asset write-downs in 2022, non-cash amortization of the debt discount related to the Company’s convertible notes in 2021, acquisition and other non-recurring items (including integration costs and a $252.5 million non-cash gain in 2021 resulting from the Company’s pre-merger equity position in Topgolf), and changes in the Company’s non-cash valuation allowance recorded against certain of the Company’s deferred tax assets as a result of the Topgolf merger.
Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.
In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business with regard to these items.

For forward-looking Adjusted EBITDA information provided in this release, reconciliation of such forward-looking Adjusted EBITDA to the most closely comparable GAAP financial measure (net income) is not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact Adjusted EBITDA. These items may include certain non-cash depreciation, which will fluctuate based on the Company’s level of capital expenditures, non-cash amortization of intangibles related to the Company’s acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from Adjusted EBITDA. The Company currently expects to continue to exclude these items in future disclosures of Adjusted EBITDA and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on net income.

Definitions
Same venue sales. Topgolf Callaway Brands defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s (and its segments’) full year 2022 and 2023 guidance (including net revenues, Adjusted EBITDA and Topgolf segment Adjusted EBITDA), impact of any measures taken to mitigate the effect of the COVID-19 pandemic, strength and demand of the Company’s products and services, continued brand momentum, demand for golf and outdoor activities and apparel, continued investments in the business, consumer trends and behavior, future industry and market conditions, pricing of products and services, foreign currency effects and their impacts, impacts of inflation and freight and other supply challenges, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including disruptions to business operations from additional regulatory restrictions in response to the COVID-19 pandemic (such as travel restrictions, government-mandated shut-down orders or quarantines) or voluntary “social distancing” that affects employees, customers and suppliers; costs, expenses or difficulties related to the merger with Topgolf, including the integration of the Topgolf business; failure to realize the expected benefits and synergies of the Topgolf merger in the expected timeframes or at all; production delays, closures of manufacturing facilities, retail locations, warehouses and supply and distribution chains; staffing shortages as a result of remote working requirements or otherwise; uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and ongoing impact of the COVID-19 pandemic, and related decreases in customer demand/spending and ongoing increases in operating and freight costs; global supply chain constraints and challenges (including, without limitation, as a result of any prolonged shutdown in China); the Company’s level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company’s business; consumer acceptance of and demand for the Company’s and its subsidiaries’ products and services; cost of living and inflationary pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of COVID-19 and its variants, on the economy generally, on the level of demand for the Company’s and its subsidiaries’ products and services or on the

Company’s ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company’s products or in manufacturing the Company’s products; and a decrease in participation levels in golf generally, during or as a result of the COVID-19 pandemic. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Topgolf Callaway Brands
Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey, OGIO, Jack Wolfskin, and World Golf Tour ("WGT"). "Modern Golf" is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Investor Contact
Lauren Scott
(760) 931-1771
invrelations@tcbrands.com

###

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$200.3	$352.2
Restricted cash	0.5	1.2
Accounts receivable, net	275.0	105.3
Inventories	722.3	533.5
Other current assets	162.7	173.5
Total current assets	1,360.8	1,165.7
Property, plant and equipment, net	1,676.5	1,451.4
Operating lease right-of-use assets, net	1,411.5	1,384.5
Goodwill and intangible assets, net	3,468.1	3,488.7
Other assets	304.8	257.5
Total assets	$8,221.7	$7,747.8
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$526.0	$491.2
Accrued employee compensation and benefits	129.9	128.9
Asset-based credit facilities	99.6	9.1
Operating lease liabilities, short-term	72.7	72.3
Construction advances	71.1	22.9
Deferred revenue	94.4	93.9
Other current liabilities	45.3	47.7
Total current liabilities	1,039.0	866.0
Long-term debt, net	1,065.9	1,025.3
Long-term operating leases	1,428.9	1,385.4
Deemed landlord financing obligations	577.0	460.6
Deferred tax liability	107.0	163.6
Long-term liabilities	197.4	164.0
Total shareholders’ equity	3,806.5	3,682.9
Total liabilities and shareholders’ equity	$8,221.7	$7,747.8

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2022	2021
Net revenues:
Products	$579.3	$527.1
Services	409.2	329.4
Total net revenues	988.5	856.5
Costs and expenses:
Cost of products	330.7	288.4
Cost of services, excluding depreciation and amortization	48.2	40.0
Other venue expenses	287.6	215.9
Selling, general and administrative expense	224.7	217.7
Research and development expense	19.2	15.8
Venue pre-opening costs	9.9	2.7
Total costs and expenses	920.3	780.5
Income from operations	68.2	76.0
Interest expense, net	(36.4)	(28.7)
Other income, net	7.0	2.9
Income before income taxes	38.8	50.2
Income tax provision	0.3	66.2
Net income (loss)	$38.5	$(16.0)

Earnings (loss) per common share:
Basic	$0.21	$(0.09)
Diluted	$0.20	$(0.09)
Weighted-average common shares outstanding:
Basic	184.8	186.0
Diluted	201.8	186.0

	Nine Months Ended September 30,
	2022	2021(1)
Net revenues:
Products	$2,018.2	$1,678.4
Services	1,126.2	743.3
Total net revenues	3,144.4	2,421.7

Costs and expenses:
Cost of products	1,142.5	914.0
Cost of services, excluding depreciation and amortization	136.3	93.8
Other venue expenses	780.2	483.6
Selling, general and administrative expense	720.4	612.7
Research and development expense	55.4	48.8
Venue pre-opening costs	18.1	9.4
Total costs and expenses	2,852.9	2,162.3
Income from operations	291.5	259.4
Interest expense, net	(100.3)	(75.1)
Gain on Topgolf investment	—	252.5
Other income, net	26.9	9.5
Income before income taxes	218.1	446.3
Income tax (benefit) provision	(12.5)	98.1
Net income	$230.6	$348.2

Earnings per common share:
Basic	$1.25	$2.13
Diluted	$1.17	$2.03
Weighted-average common shares outstanding:
Basic	184.9	163.1
Diluted	201.0	171.2
(1)The Company completed its merger with Topgolf on March 8, 2021 and has included the results of operations for Topgolf in its consolidated statements of operations from that date forward.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$230.6	$348.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	139.8	107.9
Lease amortization expense	67.6	46.0
Amortization of debt discount and issuance costs	7.4	14.3
Deferred taxes, net	(12.5)	87.0
Non-cash share-based compensation	37.4	27.1
Gain on Topgolf investment	—	(252.5)
Acquisition costs	—	(16.2)
Other	11.2	(2.5)
Changes in assets and liabilities, net	(446.9)	(112.5)
Net cash provided by operating activities	34.6	246.8

Cash flows from investing activities:
Capital expenditures	(353.4)	(198.9)
Cash acquired in merger	—	171.3
Acquisition of intangible assets	(0.6)	—
Proceeds from sale of investment in golf-related ventures	0.4	18.6
Net cash used in investing activities	(353.6)	(9.0)

Cash flows from financing activities:
Repayments of long-term debt	(87.0)	(160.9)
Proceeds from borrowings on long-term debt	60.0	20.0
Proceeds from (repayments of) credit facilities, net	100.0	8.0
Debt issuance cost	—	(5.4)
Payment on contingent earn-out obligation	(5.6)	(3.6)
Repayments of financing leases	(0.3)	(0.5)
Proceeds from lease financing	133.1	49.5
Exercise of stock options	0.6	19.5
Acquisition of treasury stock	(35.5)	(12.9)
Net cash provided by (used in) financing activities	165.3	(86.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.6	(3.7)
Net (decrease) increase in cash, cash equivalents and restricted cash	(153.1)	147.8
Cash, cash equivalents and restricted cash at beginning of period	357.7	366.1
Cash, cash equivalents and restricted cash at end of period	$204.6	$513.9
Less: restricted cash	(4.3)	(5.7)
Cash and cash equivalents at end of period	$200.3	$508.2

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Venues(2)	$399.5	$317.6	$81.9	25.8%	26.3%
Topgolf other business lines(2)	14.3	16.2	(1.9)	(11.7%)	(4.9%)
Golf Clubs	221.4	229.3	(7.9)	(3.4%)	3.8%
Golf Balls	75.3	60.3	15.0	24.9%	30.2%
Apparel	181.4	150.2	31.2	20.8%	33.0%
Gear, Accessories & Other	96.6	82.9	13.7	16.5%	28.0%
Total net revenues	$988.5	$856.5	$132.0	15.4%	21.3%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) As of January 1, 2022, in order to align with the Company’s current management reporting structure, the Company began reporting revenues associated with corporate advertising sponsorship contracts in the venues business line within the Topgolf operating segment. These revenues were previously included in other business lines. In order to conform to the current year presentation, revenue associated with corporate advertising sponsorship contracts of $4.0 million for the three months ended September 30, 2021 was reclassified from other business lines to venues for comparative purposes.

	Net Revenues by Region
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021(2)	Dollars	Percent	Percent
Net revenues:
United States	$684.8	$552.9	$131.9	23.9%	23.9%
Europe	141.9	157.2	(15.3)	(9.7%)	5.9%
Asia	138.7	125.2	13.5	10.8%	30.7%
Rest of world	23.1	21.2	1.9	9.0%	13.7%
Total net revenues	$988.5	$856.5	$132.0	15.4%	21.3%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales.

	Operating Segment Information
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Topgolf	$413.8	$333.8	$80.0	24.0%	24.8%
Golf Equipment	296.7	289.6	7.1	2.5%	9.3%
Active Lifestyle	278.0	233.1	44.9	19.3%	31.2%
Total net revenues	$988.5	$856.5	$132.0	15.4%	21.3%

Segment operating income:
Topgolf	$23.6	$23.9	$(0.3)	(1.3%)
Golf Equipment	49.6	45.8	3.8	8.3%
Active Lifestyle	28.1	34.6	(6.5)	(18.8%)
Total segment operating income	101.3	104.3	(3.0)	(2.9%)
Corporate G&A and other(2)	(33.1)	(28.3)	(4.8)	17.0%
Total operating income	68.2	76.0	(7.8)	(10.3%)
Interest expense, net	(36.4)	(28.7)	(7.7)	26.8%
Other expense, net	7.0	2.9	4.1	141.4%
Total income before income taxes	$38.8	$50.2	$(11.4)	(22.7%)

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Amounts for 2022 and 2021 include corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to $6.8 million and $6.7 million of depreciation and amortization of acquired intangible assets and fair value adjustments, respectively, and $6.1 million and $1.9 million of non-recurring items described below, respectively.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Nine Months Ended September 30,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Venues(2)	$1,089.4	$710.8	$378.6	53.3%	53.7%
Topgolf other business lines(2)	50.1	41.0	9.1	22.2%	29.5%
Golf Clubs	959.6	865.7	93.9	10.8%	16.0%
Golf Balls	257.0	202.1	54.9	27.2%	30.6%
Apparel	456.7	336.9	119.8	35.6%	45.0%
Gear, Accessories & Other	331.6	265.2	66.4	25.0%	32.9%
Total net revenues	$3,144.4	$2,421.7	$722.7	29.8%	34.4%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) As of January 1, 2022, in order to align with the Company’s current management reporting structure, the Company began reporting revenues associated with corporate advertising sponsorship contracts in the venues business line within the Topgolf operating segment. In 2021, these revenues were included in other business lines. In order to conform to the current year presentation, revenue of $8.7 million associated with corporate advertising sponsorship contracts recognized from the merger date through September 30, 2021, was reclassified from other business lines to venues for comparative purposes.

	Net Revenues by Region
	Nine Months Ended September 30,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021(2)	Dollars	Percent	Percent
Net revenues:
United States	$2,194.7	$1,583.9	$610.8	38.6%	38.6%
Europe	417.7	386.5	31.2	8.1%	21.3%
Asia	432.6	364.5	68.1	18.7%	33.9%
Rest of world	99.4	86.8	12.6	14.5%	18.8%
Total net revenues	$3,144.4	$2,421.7	$722.7	29.8%	34.4%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales.
	Operating Segment Information
	Nine Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Topgolf	$1,139.5	$751.8	$387.7	51.6%	52.4%
Golf Equipment	1,216.6	1,067.8	148.8	13.9%	18.7%
Active Lifestyle	788.3	602.1	186.2	30.9%	39.7%
Total net revenues	$3,144.4	$2,421.7	$722.7	29.8%	34.4%

Segment operating income:
Topgolf	$74.3	$52.1	$22.2	42.6%
Golf Equipment	250.7	228.8	21.9	9.6%
Active Lifestyle	77.3	70.8	6.5	9.2%
Total segment operating income	402.3	351.7	50.6	14.4%
Corporate costs and expenses(2)	(110.8)	(92.3)	(18.5)	20.0%
Total operating income	291.5	259.4	32.1	12.4%
Gain on Topgolf investment(3)	—	252.5	(252.5)	(100.0%)
Interest expense, net	(100.3)	(75.1)	(25.2)	33.6%
Other income, net	26.9	9.5	17.4	183.2%
Total income before income taxes	$218.1	$446.3	$(228.2)	(51.1%)

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.
(2) Amounts for 2022 and 2021 include corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to $18.3 million and $17.6 million of depreciation and amortization of acquired intangible assets and fair value adjustments, respectively, and $12.4 million and $22.1 million of non-recurring items described below, respectively.

(3) Amount represents a gain recorded to write-up the Company's former investment in Topgolf to its fair value in connection with the merger.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2022					2021
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Recurring Items(2)	Tax Valuation Allowance(3)	Non- GAAP	GAAP	Non-Cash Amortization, Depreciation (1)	Non-Cash Amortization of Discount on Convertible Notes(4)	Acquisition & Other Non-Recurring Items(5)	Tax Valuation Allowance(3)	Non- GAAP(7)
Net revenues	$988.5	$—	$—	$—	$988.5	$856.5	$—	$—	$—	$—	$856.5
Total costs and expenses	920.3	6.8	6.1	—	907.4	780.5	6.7	—	1.9	—	771.9
Income (loss) from operations	68.2	(6.8)	(6.1)	—	81.1	76.0	(6.7)	—	(1.9)	—	84.6
Other (expense) income, net	(29.4)	(1.0)	(0.3)	—	(28.1)	(25.8)	(0.9)	(2.7)	(0.3)	—	(21.9)
Income (loss) before income taxes	38.8	(7.8)	(6.4)	—	53.0	50.2	(7.6)	(2.7)	(2.2)	—	62.7
Income tax (benefit) provision	0.3	(1.9)	(1.6)	(4.6)	8.4	66.2	(1.8)	(0.7)	(0.5)	32.8	36.4
Net income (loss)	$38.5	$(5.9)	$(4.8)	$4.6	$44.6	$(16.0)	$(5.8)	$(2.0)	$(1.7)	$(32.8)	$26.3
Earnings (loss) per share - diluted(6)	$0.20	$(0.03)	$(0.02)	$0.02	$0.23	$(0.09)	$(0.03)	$(0.01)	$(0.01)	$(0.18)	$0.14
Weighted-average shares outstanding - diluted	201.8	201.8	201.8	201.8	201.8	186.0	186.0	186.0	186.0	186.0	193.9

(1) Includes the amortization and depreciation of acquired intangible assets and purchase accounting adjustments.
(2) Primarily includes a non-cash asset write-down of $4.8 million and $1.4 million of implementation costs associated with new ERP systems stemming from acquisitions.
(3) In 2021, the Company recognized a valuation allowance against certain deferred tax assets in connection with the merger with Topgolf. Based on the Company’s ongoing assessment, a portion of the valuation allowance was released in 2022, and additional valuation allowances were recorded in 2021.

(4) Represents the non-cash amortization of the discount associated with the Convertible Notes issued in May 2020. Starting on January 1, 2022, as a result of the adoption of ASU 2020-06, amortization expense is no longer recognized due to the derecognition of the discount.

(5) Primarily includes $1.3 million of transition costs associated with the merger with Topgolf, in addition to costs associated with IT initiatives primarily at Topgolf and Jack Wolfskin.
(6) In connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $1.6 million of after-tax interest expense from net income related to its Convertible Notes for the purposes of calculating diluted EPS.

(7) Non-GAAP diluted earnings per share for the three months ended September 30, 2021 was calculated using the diluted weighted average outstanding shares, as earnings on a non-GAAP basis resulted in net income after giving effect to pro forma adjustments.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	Nine months ended September 30,
	2022					2021
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Recurring Items(2)	Tax Valuation Allowance(3)	Non- GAAP	GAAP	Non-Cash Amortization, Depreciation (1)	Non-Cash Amortization of Discount on Convertible Notes(4)	Acquisition & Other Non-Recurring Items(5)	Tax Valuation Allowance(3)	Non- GAAP
Net revenues	$3,144.4	$—	$—	$—	$3,144.4	$2,421.7	$—	$—	$—	$—	$2,421.7
Total costs and expenses	2,852.9	18.3	12.4	—	2,822.2	2,162.3	17.6	—	22.1	—	2,122.6
Income (loss) from operations	291.5	(18.3)	(12.4)	—	322.2	259.4	(17.6)	—	(22.1)	—	299.1
Other (expense) income, net	(73.4)	(2.8)	(0.9)	—	(69.7)	186.9	(2.7)	(7.8)	251.8	—	(54.4)
Income (loss) before income taxes	218.1	(21.1)	(13.3)	—	252.5	446.3	(20.3)	(7.8)	229.7	—	244.7
Income tax (benefit) provision	(12.5)	(5.1)	(2.9)	(48.0)	43.5	98.1	(4.9)	(1.9)	(5.4)	39.0	71.3
Net income (loss)	$230.6	$(16.0)	$(10.4)	$48.0	$209.0	$348.2	$(15.4)	$(5.9)	$235.1	$(39.0)	$173.4
Earnings (loss) per share - diluted(6)	$1.17	$(0.08)	$(0.05)	$0.24	$1.06	$2.03	$(0.09)	$(0.03)	$1.37	$(0.23)	$1.01
Weighted-average shares outstanding - diluted	201.0	201.0	201.0	201.0	201.0	171.2	171.2	171.2	171.2	171.2	171.2

(1) Includes the amortization and depreciation of acquired intangible assets and purchase accounting adjustments.
(2) Includes $5.9 million of non-cash asset write-downs, $3.6 million of implementation costs associated with new ERP systems stemming from acquisitions, and $3.5 million for legal and credit agency fees related to a postponed debt refinancing.

(3) In 2021, the Company recognized a valuation allowance against certain deferred tax assets in connection with the merger with Topgolf. Based on the Company’s ongoing assessment, a portion of the valuation allowance was released in 2022, and additional valuation allowances were recorded in 2021.

(4) Includes non-cash interest expense related to the debt discount amortization of the convertible notes issued in May 2020. In connection with the adoption of ASC 2020-06, as of January 1, 2022, the Company derecognized the discount associated with the convertible notes, and as such, will no longer recognize amortization expense in future periods.

(5) Includes $19.6 million of transaction, transition and other non-recurring costs associated with the merger with Topgolf, $2.4 million of implementation costs for new IT systems at Jack Wolfskin and Topgolf, in addition to the recognition of a $252.5 million gain on the Company's pre-merger investment in Topgolf.

(6) In connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $4.8 million of after-tax interest expense from net income related to its convertible notes for the purposes of calculating diluted EPS.

TOPGOLF CALLAWAY BRANDS CORP.
NON-GAAP RECONCILIATION AND SUPPLEMENTAL FINANCIAL INFORMATION
(In millions)
(Unaudited)

	2022 Trailing Twelve Month Adjusted EBITDA					2021 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	December 31,	March 31,	June 30,	September 30,		December 31,	March 31,	June 30,	September 30,
	2021	2022	2022	2022	Total	2020	2021	2021	2021	Total
Net income (loss)	$(26.2)	$86.7	$105.4	$38.5	$204.4	$(40.6)	$272.5	$91.7	$(16.0)	$307.6
Interest expense, net	40.5	31.4	32.5	36.4	140.8	12.9	17.5	28.9	28.7	88.0
Income tax provision (benefit)	(69.4)	(15.7)	2.9	0.3	(81.9)	(7.1)	47.7	(15.8)	66.2	91.0
Depreciation and amortization expense	47.9	42.5	48.9	48.4	187.7	10.8	20.3	43.3	44.4	118.8
Non-cash stock compensation and stock warrant expense, net	12.0	14.5	11.6	10.3	48.4	2.9	4.6	11.0	10.8	29.3
Non-cash lease amortization expense	7.7	3.5	6.6	4.4	22.2	—	0.8	2.1	2.8	5.7
Acquisitions & other non-recurring costs, before taxes(1)	1.8	6.9	(0.6)	6.1	14.2	8.6	(235.6)	3.3	1.9	(221.8)
Adjusted EBITDA	$14.3	$169.8	$207.3	$144.4	$535.8	$(12.5)	$127.8	$164.5	$138.8	$418.6

(1) In 2022, amounts include $5.9 of non-cash asset write-downs, $3.6 million of implementation costs associated with new ERP systems stemming from acquisitions, and $3.5 million for legal costs and credit agency fees related to a postponed debt refinancing. In 2021, amounts include the recognition of a $252.5 million gain on the Company’s pre-merger investment in Topgolf, as well as $19.6 million in transaction, transition, and other non-recurring costs associated with the merger with Topgolf, and $2.4 million in expenses related to the implementation of new IT systems for Jack Wolfskin. In 2020, amounts include transaction costs of $8.5 million related to the merger with Topgolf, $3.8 million related to the Company’s transition to its new North America Distribution Center, and $1.5 million in IT implementation costs for Jack Wolfskin.

TOPGOLF CALLAWAY BRANDS CORP.
TOPGOLF NON-GAAP RECONCILIATION AND SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In millions)

	Three Months Ended	Three Months Ended
	September 30, 2022	September 30, 2021

Segment operating income(1):	$23.6	$23.9
Depreciation and amortization expense	30.5	28.2
Non-cash stock compensation expense	5.5	4.3
Non-cash lease amortization expense	5.0	2.9
Foreign Currency	(0.4)	—
Adjusted segment EBITDA	$64.2	$59.3

(1) The Company does not calculate GAAP net income at the operating segment level, but has provided Topgolf’s segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company’s consolidated pre-tax income in the Consolidated Net Revenues and Operating Segment Information included in this release.